As filed with the Securities and Exchange Commission on November 1, 2005.
                                                     Registration No. 333-127730
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ------------------------------------------------------

                         Post-Effective Amendment No. 1
                                       To
                                    Form S-1
                                       on
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

             ------------------------------------------------------

                                TOWER GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                        6331                   13-3894120
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                       Code Number)

                            120 Broadway, 14th Floor
                            New York, New York 10271
                            Telephone: (212) 655-2000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

             ------------------------------------------------------

                              Steven G. Fauth, Esq.
                    Senior Vice President and General Counsel
                                Tower Group, Inc.
                            120 Broadway, 14th Floor
                            New York, New York 10271
                            Telephone: (212) 655-2000
                            Facsimile: (212) 271-5492
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

             ------------------------------------------------------

                                   Copies to:
                              John Schwolsky, Esq.
                             Matthew Ricciardi, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                            Telephone: (212) 424-8000
                            Facsimile: (212) 424-8500

    Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this Post-Effective Amendment No. 1.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                                 500,000 Shares

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                  Common Stock
                                 ---------------

    This prospectus covers the resale of up to 500,000 shares of our common stock. These shares may be offered and sold from time to time by the selling stockholder named in this prospectus, following the effective date of the registration statement of which this prospectus is part. We will not receive any of the proceeds from the sale of our common stock in this offering.

    Our common stock is traded on the Nasdaq National Market under the symbol "TWGP." On October 28, 2005, the last quoted price of our common stock as reported by the Nasdaq National Market was $18.53 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page [6].

                                 ---------------

     The selling stockholder may sell all or a portion of these shares from time to time in market transactions through any stock exchange or market on which our common stock is then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices, directly or through a broker or brokers, who may act as agent or principal, or by a combination of such methods of sale.

    Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                The date of this prospectus is November 1,, 2005

                                TABLE OF CONTENTS

                                                                            Page

COMPANY OVERVIEW...............................................................4
RISK FACTORS...................................................................7
CERTAIN IMPORTANT INFORMATION.................................................20
NOTE ON FORWARD-LOOKING STATEMENTS............................................21
USE OF PROCEEDS...............................................................21
SELLING STOCKHOLDERS..........................................................23
PLAN OF DISTRIBUTION..........................................................24
LEGAL MATTERS.................................................................26
EXPERTS.......................................................................26
WHERE YOU CAN FIND MORE INFORMATION...........................................26
INCORPORATION BY REFERENCE....................................................26

                                COMPANY OVERVIEW

     We provide specialized property and casualty insurance products and services to small to mid-sized businesses and to individuals in New York City and the adjacent areas of New York State. Through our subsidiaries Tower Insurance Company of New York ("TICNY"), an insurance company, and Tower Risk Management Corporation ("TRM"), an insurance services company, we offer a broad range of profitable products and services in our chosen niche markets. In March 2005, we completed the acquisition of North American Lumber Insurance Company ("NALIC"), now known as Tower National Insurance Company ("TNIC"), a "shell" insurance company that is not currently writing new business and has no net liabilities. The company holds licenses that are valid and in good standing in nine states. Because Tower Group recently acquired the company, we must amend these licenses to reflect the company's new name and the fact that we have obtained control of the company in order for TNIC to transact business under its new name. We have completed this process in Massachusetts, where TNIC is domiciled, and are in the process of making the appropriate filings to do so with the insurance departments in each of the other states in which TNIC holds valid licenses. In connection with the acquisition, all liabilities and assets of TNIC were transferred to a liquidating trust with the exception of TNIC's charter and insurance licensesOn August 5, 2005, following our shell acquisition strategy, we announced our execution of an agreement to acquire MIIX Insurance Company of New York ("MIIX"), an insurance company with licenses in New York and New Jersey. Closing of the transaction is expected to occur by year end and is contingent upon a variety of conditions including approval of the transaction by the New York State Insurance Department. In the event of closing, we will pay $225,000 in cash as well as an amount equal to MIIX's statutory surplus which was approximately $7.8 million as of December 31, 2004. MIIX has no liabilities for insurance losses. MIIX's assets consist of U.S. Treasuries and cash.

     We seek to expeditiously develop and deliver products in response to the needs of our customers. We target select market segments that we believe are underserved and therefore provide us with the best opportunity to obtain favorable policy terms, conditions and pricing. TICNY provides coverage for many different market segments, including nonstandard risks that do not fit the underwriting criteria of standard carriers due to factors such as type of business, location and the amount of premium per policy. TRM, through its managing general agency, underwrites and produces business on behalf of other insurance companies (which we refer to as TRM's issuing companies) but does not itself bear risk on that business. It primarily focuses on commercial risks with higher per policy premium, including risks that TICNY has not been able to target due to historical surplus, rating and geographical license constraints. TICNY also reinsures a modest amount of the premiums written by TRM's issuing companies.

     TICNY is a licensed property and casualty insurance company in New York and as such is authorized to write various lines of insurance business as specified in the New York Insurance Law and is subject to comprehensive regulation and supervision, including limitations relating to reserves and statutory surplus. As of September 30, 2005 TICNY is authorized to write business in New York, the District of Columbia, Pennsylvania, Rhode Island and South Carolina. TNIC is a property and casualty insurance company that is authorized to write business in the Commonwealth of Massachusetts, Delaware, Maryland, Pennsylvania and Vermont.as of September 30, 2005, and is subject to comprehensive regulation and supervision, including limitations relating to reserves and statutory surplus, in Massachusetts, its state of domicile. We expect to begin writing property and casualty insurance business through TNIC in New Jersey in the latter half of 2005 or early 2006. TRM is a non-risk bearing insurance service company and acts as a managing general agency to bind risks, adjust claims and negotiate reinsurance terms on behalf of other insurance companies. Since TRM is not an insurance company, it does not have loss reserves or statutory surplus and it is not subject to regulation and supervision as an insurance company. However, TRM is subject to licensing requirements and regulation under the laws of New York and New Jersey.

     We offer commercial lines products that provide property, liability, workers' compensation and automobile insurance to businesses such as retail and wholesale stores, grocery stores, restaurants, artisan contractors and residential and commercial buildings. In addition, we offer personal lines products that provide property and liability insurance to individuals that own modestly valued homes and dwellings. Generally, we target risks that have reduced potential for loss severity and are not normally exposed to claims that are complex and by their nature subject to late reporting or settlement, such as product liability, asbestos or environmental claims.

     In the 15 years since we began our operations, we have grown a profitable premium base in TICNY of $178 million for the year ended December 31, 2004, and we produced $53 million of premiums for TRM's issuing companies in 2004. We transfer a significant portion of TICNY's risk and premiums to other insurance companies through the use of reinsurance. TRM generates commission income from its managing general agency by producing premiums for other insurance companies and earns fees by administering claims and providing reinsurance intermediary services on behalf of these and other companies. In doing so, TRM broadens our market presence.

Generally, the premium volume that an insurance company can write, and the amount of risk that it can assume, are limited by its surplus, which is a measure of its net worth calculated under accounting principles prescribed by insurance laws. TRM's activities have enabled us to create an insurance company infrastructure capable of supporting a larger premium base than otherwise would have been possible given TICNY's level of surplus.

     Since beginning operations in 1990 with fewer than 10 employees and surplus for statutory accounting purposes of $2.1 million, TICNY has grown to 327 employees and its statutory surplus has grown to $ 128.9 million as of June 30, 2005. From 2000 through 2004, TICNY increased its gross premiums written at an average annual rate of 61.6% to $177.8 million in 2004 while maintaining favorable loss, underwriting expense and combined ratios. The loss ratio is a measure of underwriting profitability that expresses losses and related expenses as a percentage of premiums earned. The underwriting expense ratio is a measure of underwriting efficiency that expresses underwriting expenses as a percentage of premiums earned. The combined ratio is the sum of the loss and the underwriting expense ratios. The gross loss, underwriting expense and combined ratios are calculated before the effect of reinsurance and the net ratios are calculated after the effect of reinsurance. In 2004, TRM produced $53.4 million of premiums for other insurance companies and generated total revenue of $16.4 million. We reported net income of $9.0 million in 2004.


Strategy

     The business model that we have developed in the 15 years since we began our operations has allowed us to succeed despite a limited pre-IPO capital base. This model has enabled us to support a much larger premium base and create an insurance company infrastructure otherwise not possible, ultimately leading to the present stage of our development. With the infusion of the proceeds from our IPO and the concurrent private placement in October 2004, we increased the statutory surplus in TICNY and are pursuing continued profitable growth through the following strategies:

     o Reducing our Dependence on Reinsurance and Other Insurance Companies. The additional capital from the IPO and the concurrent private placement has allowed us to retain a greater percentage of our premium writings and thereby reduce our use of quota share reinsurance in TICNY. It has also provided us with greater flexibility to selectively retain a larger portion of the business previously placed with other insurance companies while continuing to utilize TRM to generate commissions on premiums placed with other insurance companies and non-risk bearing, service income. Depending on our capital and changing quota share reinsurance market conditions, we may ultimately eliminate our use of quota share reinsurance.

     o Improving our Rating to Attract Customers in Other Market Segments. As a result of the infusion of $98.0 million of the proceeds of the IPO and concurrent private placement into TICNY, on October 26, 2004 TICNY received a rating upgrade from A.M. Best to "A-" (Excellent) from "B++" (Very Good). Our A.M. Best rating reflects A.M. Best's opinion of TICNY's financial strength and is not an evaluation directed to investors in our common stock nor a recommendation to buy, sell or hold our common stock. Ratings are an increasingly important factor in establishing the competitive position of insurance companies. An increase in rating positions us to write policies in rating-sensitive market segments that TICNY was not previously able to access, especially policies written by TRM's issuing companies. This rating increase should, over the long term, enable TICNY to reinsure other insurance companies, including TRM's issuing companies, and assume a greater portion of profitable reinsurance business.

     o Expanding Territorially. On March 25, 2005, Tower Group, Inc. closed on its purchase of the outstanding common stock of North American Lumber Insurance Company and renamed it Tower National Insurance Company. This acquisition will allow us to continue executing our plan to expand territorially first in New Jersey, followed by expansion into other states. On August 5, 2005, following our shell acquisition strategy, we announced our execution of an agreement to acquire MIIX. Closing of the transaction is expected to occur by year end and is contingent upon a variety of conditions including approval of the transaction by the New York State Insurance Department. In the event of closing, we will pay $225,000 in cash as well as an amount equal to MIIX's statutory surplus which was approximately $7.8 million as of December 31, 2004. MIIX has no liabilities for insurance losses. MIIX's assets consist of U.S. Treasuries and cash. We also expect to make similar shell acquisitions in the future in order to offer products in various market segments in the same territory. In addition, we recently formed a Program Underwriting Unit to expand on our regional distribution approach and allow us greater access to established, highly focused and narrowly defined industry classes of business with which we are familiar but which are typically distributed over a broader geographical area.

     o Acquiring Books of Business. We intend to continue to acquire books of business that fit our underwriting competencies from competitors, managing agents and other producers. In September 2004, Tower entered into a Commercial Renewal Rights Agreement with OneBeacon Insurance Group LLC and some of its insurance company subsidiaries pursuant to which we have acquired OneBeacon's rights to seek to renew a block of commercial lines insurance policies in New York State. Through the OneBeacon renewal rights transaction, we were able to add approximately 280 retail agents throughout New York State to expand our number of appointed agents to approximately 600 in 2004. As we enter other states, we will continue to expand our distribution capability by appointing quality wholesale and retail agents

     o Expanding Non-Risk-Bearing Fee-Generating Services. We plan to continue to generate commission and fee income through our insurance services operation by offering managing general underwriting, reinsurance intermediary and claims administration services.

     o Continuing Implementation of Technological Improvements. We plan to continue our implementation of technology-based initiatives such as WebPlus, our web-based platform for quoting and capturing policy submissions from our agents, in order to improve customer service and further lower our underwriting expense ratio.

















                          ----------------------------

     Our principal executive offices are located at 120 Broadway, 14th Floor, New York, New York 10271, and our telephone number at that location is (212) 655-2000.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. Additional risks not presently known to us, or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our financial condition or results of operations, and a corresponding decline in the market price of our common stock. You could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Note on Forward-Looking Statements."


                          Risks Related to Our Business

     If our actual loss and loss adjustment expenses exceed our loss reserves, our financial condition and results of operations could be significantly adversely affected.

     Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and loss adjustment expenses incurred under the policies that we write. Loss reserves include case reserves, which are established for specific claims that have been reported to us, and reserves for claims that have been incurred but not reported (or "IBNR"). To the extent that loss and loss adjustment expenses exceed our estimates, we will be required to immediately recognize the less favorable experience and increase loss reserves, with a corresponding reduction in our net income in the period in which the deficiency is identified. For example, over the past ten years we have experienced adverse development of reserves for losses and loss adjustment expenses incurred in prior years. In 2002, following an annual review by an outside actuarial consulting company of TICNY's net loss and loss adjustment reserves, we increased such reserves by $2.9 million.

     With respect to losses on the property coverage portion of our commercial and personal lines policies, the primary component of our loss reserve is a case reserve, which is posted by the assigned examiner shortly after the loss is reported. The extent of the damage is evaluated through a primarily fact-based loss assessment process. Property losses are typically reported within days of occurrence and case reserves are posted promptly. While this case reserving process is not free of errors in determining the scope of the loss or deviations at the time the loss is paid, major deviations are infrequent. Consequently, commercial and personal property lines of business generally do not require significant IBNR nor are they difficult to predict with a relative amount of certainty. Absent significant changes by underwriting personnel in risk selection and coverage offered and assuming examiners are properly trained with the requisite experience, loss reserves on property lines of business remain relatively predictable from an actuarial standpoint.

     With respect to losses on the liability coverage portions of our commercial and personal lines policies, the reserving process possesses characteristics that make case and IBNR reserving inherently less susceptible to accurate actuarial estimation. Unlike property losses, liability losses are claims made by third parties of which the policyholder may not be aware and therefore may be reported a significant time after the occurrence, sometimes years. In addition, as liability claims most often involve claims of bodily injury, assessment of the proper case reserve is a far more subjective process than claims involving property damages. In addition, the determination of a case reserve for a liability claim is often without the benefit of information, which develops slowly over the life of the claim and can subject the case reserve to substantial modification well after the claim was first reported. Numerous factors impact the liability case reserving process, such as venue, the amount of monetary damage, the permanence of the injury, the age of the claimant and many others.

     Estimating an appropriate level of loss and loss adjustment expense reserves is an inherently uncertain process. Accordingly, actual loss and loss adjustment expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements. It is possible that claims could exceed our loss and loss adjustment expense reserves and have a material adverse effect on our financial condition or results of operations.

     TICNY and TRM conduct business in a concentrated geographical area. Any single catastrophe or other condition affecting losses in this area could adversely affect our results of operations.

     TICNY currently writes business in a concentrated geographic area, primarily in the southern portion of New York State, and reinsures business produced by TRM in New York and to a lesser extent in New Jersey and Pennsylvania. As a result, a single catastrophe occurrence, destructive weather pattern, terrorist attack, regulatory development or other condition or general economic trend affecting the region within which TICNY and TRM conduct their business could adversely affect our financial condition or results of operations more significantly than other insurance companies that conduct business across a broader geographical area. During our history, we have not experienced any single event that materially affected our results of operations. The most significant single event was the terrorist attacks of September 11, 2001, as a result of which we suffered $351,000 in net losses as of December 31, 2004.

     The incidence and severity of catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could have a material adverse effect on our financial condition or results of operations and our ability to write new business. Increases in the values and concentrations of insured property may increase the severity of such occurrences in the future. Although we attempt to manage our exposure to such events, including through the use of reinsurance, the frequency or severity of catastrophic events could exceed our estimates. As a result, the occurrence of one or more catastrophic events could have a material adverse effect on our financial condition or results of operations.

     If we cannot obtain adequate reinsurance protection for the risks we have underwritten, we may be exposed to greater losses from these risks or we may reduce the amount of business we underwrite, which will reduce our revenues.

     Under state insurance law, insurance companies are required to maintain a certain level of capital in support of the policies they issue. In addition, rating agencies will reduce an insurance company's ratings if the company's premiums exceed specified multiples of its capital. As a result, the level of TICNY's statutory surplus and capital limits the amount of premiums that it can write and retain risk on. Historically, we have utilized reinsurance to expand our capacity to write more business than TICNY's surplus would have otherwise supported. As a result of the increase in TICNY's surplus with proceeds contributed from the IPO and the concurrent private placement, the quota share ceding percentage was reduced from 60% to 25% on October 1, 2004.

     From time to time, market conditions have limited, and in some cases have prevented, insurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, beginning in 2001, terms and conditions in the reinsurance market generally became less attractive for insurers seeking reinsurance. In addition, recent investigations by the New York State Attorney General, the SEC and other regulatory and government bodies into the use of non-traditional reinsurance by certain reinsurers may lead to the re-examination of applicable accounting standards or a reduction in the availability of some types of reinsurance. In turn, these developments could produce unfavorable changes in prices, reduced ceding commission revenue or other potentially adverse changes in the terms of reinsurance. Accordingly, we may not be able to obtain our desired amounts of reinsurance. In addition, even if we are able to obtain such reinsurance, we may not be able to obtain such reinsurance from entities with satisfactory creditworthiness or negotiate terms that we deem appropriate or acceptable. Currently, three reinsurers provide reinsurance to us on a quota share basis, six provide reinsurance on an excess of loss basis and six provide catastrophe reinsurance. If we cannot obtain adequate reinsurance protection for the risks we have underwritten, we may be exposed to greater losses from these risks or we may be forced to reduce the amount of business that we underwrite, which will reduce our revenues. As a result, our inability to obtain adequate reinsurance protection could have a material adverse effect on our financial condition or results of operation.

     If we are able to obtain reinsurance, our reinsurers may not pay losses in a timely fashion, or at all, which may cause a substantial loss and increase our costs.

     As of December 31, 2004, we had a net balance due in our favor from our reinsurers of $129.6 million, consisting of $101.2 million in reinsurance recoverables and $28.4 million in prepaid reinsurance premiums. This amount is $3.5 million higher than our insurance subsidiary's statutory capital and surplus at that date. Since October 1, 2003, we have sought to manage our exposure to our reinsurers by placing our quota share reinsurance on a "funds withheld" basis and requiring any non-admitted reinsurers to collateralize their share of unearned premium and loss reserves. However, we have substantial recoverables from our pre-October 1, 2003 reinsurance arrangements that are uncollateralized, in that they are not supported by letters of credit, trust accounts, "funds withheld" arrangements or similar mechanisms intended to protect us against a reinsurer's inability or unwillingness to pay. Our net exposure to our reinsurers totaled $66.2 million as of December 31, 2004 (representing 13.4% of our total assets on that date), including $46.8 million due from PXRE Reinsurance Company, which was recently downgraded to "A-" (Excellent) by A.M. Best primarily as a result of losses incurred in connection with Hurricanes Katrina and Rita. Because we remain primarily liable to our policyholders for the payment of their claims, in the event that one of our reinsurers under an uncollateralized treaty became insolvent or refused to reimburse us for losses paid, or delayed in reimbursing us for losses paid, our cash flow and financial results overall could be materially and adversely affected.

     Our insurance company subsidiary is rated "A-" (Excellent) by A.M. Best, and a decline in this rating or the ratings assigned by other rating agencies could affect our standing among brokers, agents and insureds and cause our sales and earnings to decrease.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In Liquidation). Following our IPO, TICNY was upgraded to "A-" (Excellent) by A.M. Best, which is the 4th highest of 15 rating levels. There is no guarantee that TICNY will maintain this rating, which is subject to, among other things, A.M. Best's evaluation of our capitalization and performance on an ongoing basis including our management of terrorism risks, loss reserves and expenses. The expiration of the Terrorism Risk Insurance Act of 2002 on December 31, 2005, if not renewed or extended, may impact any evaluation of our terrorism risk and, therefore, our rating.

     In April 2003, in connection with the issuance of subordinated debentures underlying trust preferred securities, TICNY also received an insurer financial strength rating from Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"). The most recent rating from Standard & Poor's is "BB+" with a stable outlook. A "BB+" rating is the 11th highest of 21 rating levels used by Standard & Poor's.

     Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of A.M. Best or Standard & Poor's. A decline in a company's ratings indicating a reduced financial strength or other adverse financial developments can cause concern about the viability of the downgraded insurer among its agents, brokers and policyholders, resulting in a movement of business away from the downgraded carrier to other stronger or more highly rated carriers. Because many of our agents and brokers (whom we refer to as "producers") and policyholders purchase our policies on the basis of our current ratings, the loss or reduction of any of our ratings will adversely impact our ability to retain or expand our policyholder base. The objective of the rating agencies' rating systems is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our ratings reflect the rating agencies' opinion of our financial strength and are not evaluations directed to investors in our common stock nor recommendations to buy, sell or hold our common stock.

     The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

     Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, which have been negotiated to limit our risks, may not be enforceable in the manner we intend. At the present time we employ a variety of endorsements to our policies that limit exposure to known risks, including but not limited to exclusions relating to coverage for lead paint poisoning, asbestos and most claims for bodily injury or property damage resulting from the release of pollutants.

     In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us and our right to decline coverage in the event of a violation of that condition. Our policies also include limitations restricting the period in which a policyholder may bring a breach of contract or other claim against the company, which in many cases is shorter than the statutory limitations for such claims in the states in which we write business. While these exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely affect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

     We may face substantial exposure to losses from terrorism, we are currently required by law to provide coverage against such losses, and the Terrorism Risk Insurance Act of 2002 may expire on December 31, 2005.

     Our location and concentration of business written in New York City and adjacent areas expose us to losses from terrorism. We are required by state and Federal law to provide coverage for terrorism in certain circumstances. We also have limitations in our ceded reinsurance treaties pertaining to terrorism.

     In response to the September 11, 2001 terrorist attacks, the United States Congress enacted legislation designed to ensure, among other things, the availability of insurance coverage for foreign terrorist acts, including the requirement that insurers provide such coverage in certain circumstances. The Terrorism Risk Insurance Act of 2002 (the "Terrorism Act") requires commercial property and casualty insurance companies to offer coverage for certain acts of terrorism and has established a Federal assistance program through the end of 2005 to help such insurers cover claims related to future terrorism-related losses. Legislation has been introduced to extend the Terrorism Act, but we cannot predict whether or when any such extension may be enacted and what the final terms of such legislation would be.

     Pursuant to the Terrorism Act, TICNY must offer insureds the option to purchase coverage for certified acts of terrorism for an additional premium or decline such coverage. When the coverage is not purchased, we endorse the policy to exclude coverage for certified acts of terrorism, but losses from an act of terrorism that is not a certified event may be covered in any case. Also, even for certified acts of terrorism, losses from fire following the act of terrorism are covered.

     The Terrorism Act reimburses up to 90% of the losses to commercial insurers due to certified acts of terrorism in excess of a deductible. Our deductible in 2004 was 10% of our 2003 direct earned premium on commercial lines. Our deductible in 2005 is 15% of our 2004 direct earned premiums on commercial lines. Excess of loss reinsurance treaties for multiple-line and workers' compensation contain various sublimits for terrorism coverage.

     In the event that the Federal assistance under the Terrorism Act is not extended or is altered (e.g., by increasing the deductible or reducing the amount of loss that is reimbursed), our potential losses from a terrorist attack could be substantially larger than previously expected. Potential future changes to the Terrorism Act could also adversely affect us by causing our reinsurers to increase prices or withdraw from certain markets where terrorism coverage is required.

     In addition, in the event that the Terrorism Act is not extended, while we would no longer be required to offer the insured the ability to purchase coverage for certified acts of terrorism, the New York State Insurance Department has not approved a terrorism exclusion, so it is possible that we would not be permitted to exclude losses resulting from terrorist acts in New York State for accounts under $100,000 in premium size. An increased exposure to terrorism risk as a result of the expiration of the Terrorism Act may impact our current underwriting strategy in New York City, our ability to secure reinsurance, our rating, as well as other elements of our operations.

     A terrorist attack or series of attacks in New York City or the surrounding areas could have a material adverse effect on our results of operations and financial condition. In addition, terrorist attacks in these areas could depress economic activity in our core market, which could hurt our business.

     The effects of emerging claim and coverage issues on our business are uncertain.

     As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

     One recent example of an emerging claim and coverage issue is New York City sidewalk liability. Effective as of September 14, 2003, a new law enacted by the New York City Council allows an injured party to sue the owner of a commercial building located in the five boroughs of New York City for any property damage or personal injury that was caused by the failure of the owner to maintain the sidewalk abutting the owner's building in a reasonably safe condition. Previously, the City of New York, and not the building owner, was responsible for the maintenance of city sidewalks. We have adjusted our underwriting guidelines to attempt to screen out exposures that present a heightened risk from this new law. However, the size and extent of the claims that may emerge due to this change in law are as yet uncertain.

     Since we depend on a few producers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

     Our products are marketed by independent producers. Other insurance companies compete with us for the services and allegiance of these producers. These producers may choose to direct business to our competitors, or may direct less desirable risks to us. For the twelve months ended December 31, 2004, approximately 49% of the total of TICNY's gross premiums written and premiums produced by TRM on behalf of its issuing companies was derived from our top 10 producers. For the twelve months ended December 31, 2004, Morstan General Agency, Davis Agency Inc., Simon Agency, Inc. and CRC Insurance Inc. produced 14%, 7%, 7% and 5%, respectively, of the total of TICNY's gross premiums written and the premiums produced by TRM on behalf of its issuing companies. A significant decrease in business from, or the entire loss of, our largest producer or several of our other large producers would cause us to lose premium and require us to seek alternative producers or to increase submissions from existing producers. In the event we are unable to find replacement producers or increase business produced by our existing producers, our premium revenues would decrease and our business and results of operations would be materially and adversely affected.

     Our reliance on producers subjects us to their credit risk.

     With respect to the premiums produced by TRM for its issuing companies and a limited amount of premium volume written by TICNY, producers collect premium from the policyholders and forward them to TRM and TICNY. In certain jurisdictions, including New York, when the insured pays premiums for these policies to producers for payment over to TRM and TICNY, the premiums might be considered to have been paid under applicable insurance laws and regulations and the insured will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the producer. Consequently, we assume a degree of credit risk associated with producers. Although producers' failures to remit premiums to us have not caused a material adverse impact on us to date, there have been instances where producers collected premium but did not remit it to us and we were nonetheless required under applicable law to provide the coverage set forth in the policy despite the absence of premium. Because the possibility of these events is dependent in large part upon the financial condition and internal operations of our producers, which in most cases are not public information, we are not able to quantify the exposure presented by this risk. If we are unable to collect premiums from our producers in the future, our financial condition and results of operations could be materially and adversely affected.

     We operate in a highly competitive environment. If we are unsuccessful in competing against larger or more well-established rivals, our results of operations and financial condition could be adversely affected.

     The property and casualty insurance industry is highly competitive and has historically been characterized by periods of significant pricing competition alternating with periods of greater pricing discipline, during which competition focuses upon other factors. In recent years the market environment was favorable in that rates increased significantly. During the latter part of 2004, increased competition in the marketplace became evident and, as a result, rate increases have become moderate. A softening of the market could lead to reduced growth or a reduction in premium volume, adverse effects on profitability and, ultimately, dislocation in the insurance industry. A.M. Best estimates that industry wide growth in net premiums written in the homeowner's line slowed in 2003 and 2004, and is expected to slow further in 2005, while industry wide net premiums written in commercial lines grew significantly less in 2004 than in 2003 and are projected to decline slightly in 2005. Industry policyholders' surplus increased to record levels in 2004 to approximately $387.5 billion as projected by A.M. Best, a 9.5% increase over 2003. This additional underwriting capacity may result in increased competition from other insurers seeking to expand the types or amount of business they write or cause a shift in focus by some insurers to maintaining market share at the expense of underwriting discipline. We attempt to compete based primarily on products offered, service, experience, the strength of our client relationships, reputation, speed of claims payment, perceived financial strength, ratings, scope of business, commissions paid and policy and contract terms and conditions. There are no assurances that in the future we will be able to retain or attract customers at prices which we consider to be adequate.

     We compete with major U.S. insurers and certain underwriting syndicates, including large national companies such as The St. Paul Travelers Companies, Inc., Allstate Insurance Company and State Farm Fire and Casualty Company; regional insurers such as OneBeacon Insurance Company; and smaller, more local competitors such as Magna Carta Companies, Utica First Insurance Company, Greater New York Mutual Insurance Company,

Commercial Mutual Insurance Company and Otsego Mutual Fire Insurance Company. Many of these companies have greater financial, marketing and management resources than we do. Many of these competitors also have more experience, better ratings and more market recognition than we do. We seek to distinguish ourselves from our competitors by providing a broad product line offering and targeting those market segments that provide us with the best opportunity to earn an underwriting profit. We also compete with other companies by quickly and opportunistically delivering products that respond to our producers' needs.

     In addition to competition in the operation of our business, we face competition from a variety of sources in attracting and retaining qualified employees. We also face competition because of entities that self-insure, primarily in the commercial insurance market. From time to time, established and potential customers may examine the benefits and risks of self-insurance and other alternatives to traditional insurance.

     In addition, a number of new, proposed or potential legislative or industry developments could also increase competition in our industries. These developments include:

     o an increase in capital-raising by companies in our line of business, which could result in stronger competitors, new entrants to our markets and an excess of capital in the industry, all of which may make it harder to generate sufficient business at profitable rates; and

     o changing practices and other effects caused by the internet (e.g., increased availability of information regarding different insurance companies and their policies and lower barriers to entry into new geographic markets by insurance companies), which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.


     New competition could cause the demand for insurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on our financial condition or results of operations.

     We may experience difficulty in expanding our business, which could adversely affect our results of operations and financial condition.

    We plan to expand our licensing or acquire other insurance companies with multi-state property and casualty licensing in order to expand our product and service offerings geographically. TICNY is in the process of expanding its licensing into multiple states and TNIC is in the process of amending its licenses in multiple states in order to transact business under its new name. We have completed this process in Massachusetts, where TNIC is domiciled, and are in the process of making the appropriate filings to do so in New Jersey. We also intend to continue to acquire books of business that fit our underwriting competencies from competitors, managing agents and other producers and to acquire other insurance companies. This expansion strategy may present special risks:

     o We have achieved our prior success by applying a disciplined approach to underwriting and pricing in select markets that are not well served by our competitors. We may not be able to successfully implement our underwriting, pricing and product strategies in companies or books of business we acquire or over a larger operating region;

     o We may not be successful in obtaining the required regulatory approvals to offer additional insurance products or expand into additional states;

     o We have limited acquisition experience and may not be able to efficiently combine an acquired company or block of business with our present financial, operational and management information systems; and

     o An acquisition could dilute the book value and earnings per share of our common stock.

     We cannot assure you that we will be successful in expanding our business or that any new business will be profitable. If we are unable to expand our business or to manage our expansion effectively, our results of operations and financial condition could be adversely affected.

     We could be adversely affected by the loss of one or more principal employees or by an inability to attract and retain staff.

     Our success will depend in substantial part upon our ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about our business. We rely substantially upon the services of our executive management team. Although we are not aware of any planned departures or retirements, if we were to lose the services of members of our management team, our business could be adversely affected. We believe we have been successful in attracting and retaining key personnel throughout our history. We have employment agreements with Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, and other members of our senior management team. We do not currently maintain key man life insurance policies with respect to our employees except for Michael H. Lee.

     If issuing companies or reinsurers are unwilling to participate in insurance arranged by TRM, our financial condition or results of operations could be materially adversely affected.

     TRM produces insurance for other insurance companies, which we call TRM's issuing companies that in turn cede 100% of the business to reinsurers, including TICNY. TRM receives commissions and fees for producing the insurance and arranging the reinsurance. TRM's ability to generate fee income therefore depends upon the willingness of issuing companies to write the business produced by TRM, which depends upon the willingness of reinsurers, including TICNY, to assume the risk on the business produced by TRM. For example, in 2001 commission revenue generated by TRM's managing general agency began to decline, as we were unable to secure favorable reinsurance terms for the business produced for TRM's issuing companies due to the unfavorable loss experience on that business during the soft market. Currently, all of the premium produced by TRM is written through two issuing insurance companies, Virginia Surety Company, Inc. ("Virginia Surety") and State National Insurance Company, Inc. ("State National"). The contracts with these companies are terminable by either party upon 90 days notice. If we are unable to successfully structure a reinsurance transaction that would be satisfactory to these issuing companies or if the issuing companies are otherwise unwilling to do business with us, and we are unable to find additional or replacement issuing companies, we would have to rely on our own insurance company to write the premium currently produced by TRM for these issuing companies or else forego some or all of this business and the associated fee revenues. Writing this business in our own insurance company would require us to bear additional insurance risk. Depending on our insurance companies' statutory surplus and our premium growth, we may not be able to write some or all of this business. Accordingly, the inability to retain or replace a TRM issuing company or to obtain reinsurance acceptable to us or the issuing companies could have a material adverse effect on our financial condition or results of operations.

     An issuing company's insolvency or weakened financial condition may have an adverse impact on TRM's revenues.

     In the event of the insolvency or liquidation of an issuing company or other event having a negative impact on the financial strength of an issuing company, TRM may be unable to collect commissions due on policies written through that issuing company and may be unable to collect other fees due such as claims administration fees. Commission revenue on policies written through TRM's issuing companies represented 10.7% of consolidated revenues in each of 2004 and 2003, 7.5% in 2002 and 24.5% in 2001.

     For example, one of TRM's previous issuing companies, Legion Insurance Company ("Legion"), was placed into rehabilitation in March of 2002 and then subsequently declared insolvent and placed into liquidation in July of 2003. Although we were able to minimize the adverse financial impact in this case by terminating our agreement with Legion prior to regulatory action being taken, the insolvency, receivership, liquidation or weakened financial condition of one of TRM's issuing companies would leave TRM with no guarantee of full or partial payments of monies due. Accordingly, as a result of such an event, our financial condition or results of operations could be materially adversely affected.

     Our investment performance may suffer as a result of adverse capital market developments or other factors, which may affect our financial results and ability to conduct business.

     We invest the premium we receive from policyholders until it is needed to pay policyholder claims or other expenses. At December 31, 2004, our invested assets consisted of $224.5 million in fixed maturity securities, $2.5 million in equity securities $1.4 million in common trust securities - statutory business trusts. Additionally, we held $55.2 million in cash and cash equivalents. In 2004, we earned $5.1 million of net investment income representing 4.7% of our total revenues and 34.4% of our pre-tax income. Our funds are invested by a professional investment advisory management firm under the direction of our management team in accordance with detailed investment guidelines set by us. Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. (Interest rate risk is discussed below under the heading, "--We may be adversely affected by interest rate changes"). In particular, the volatility of our claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Investment losses could significantly decrease our asset base and statutory surplus, thereby affecting our ability to conduct business.

     We may be adversely affected by interest rate changes.

     Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. A significant increase in interest rates could have a material adverse effect on our financial condition or results of operations. Generally, bond prices decrease as interest rates rise. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less than expected.

     In addition, our investment portfolio includes mortgage-backed securities. As of December 31, 2004, mortgage-backed securities constituted approximately 28.1% of our invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. When interest rates fall, mortgage-backed securities are prepaid more quickly than expected and the holder must reinvest the proceeds at lower interest rates. Our mortgage-backed securities currently consist of securities with features that reduce the risk of prepayment, but there is no guarantee that we will not invest in other mortgage-backed securities that lack this protection. In periods of increasing interest rates, mortgage-backed securities are prepaid more slowly, which may require us to receive interest payments that are below the interest rates then prevailing for longer than expected.

     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.

     We may require additional capital in the future, which may not be available or only available on unfavorable terms.

     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our present capital is insufficient to meet future operating requirements and/or cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe current capital together with our anticipated retained earnings, will support our operations without the need to raise additional capital. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, our claims experience, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we had to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

     The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

     TICNY is subject to comprehensive regulation and supervision in New York, which is the only state in which TICNY is presently licensed. The purpose of the New York insurance laws and regulations is to protect insureds, not our stockholders. These regulations are generally administered by the New York State Insurance Department and relate to, among other things:

     o    standards of solvency, including risk based capital measurements;

     o    restrictions on the nature, quality and concentration of investments;

     o    required methods of accounting;

     o rate and form regulation pertaining to certain of our insurance businesses; and

     o potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

     Significant changes in these laws and regulations could make it more expensive to conduct our business. The New York Insurance Department also conducts periodic examinations of the affairs of insurance companies and requires the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

     TICNY may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in New York or in new states we intend to enter, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or engage in certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business. In addition, changes in the laws or regulations to which our operating subsidiaries are subject could adversely affect our ability to operate and expand our business or could have a material adverse effect on our financial condition or results of operations.

     TNIC is subject to comprehensive regulation and supervision in Massachusetts, the only state in which TNIC is currently authorized to transact business. TNIC is currently in the process of amending its license in New Jersey in order to transact business in that state.

     In recent years, the U.S. insurance regulatory framework has come under increased Federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly re-examine existing laws and regulations, often focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our financial condition or results of operations. The recent highly publicized investigations of the insurance industry by the New York State Attorney General and other regulators and government officials have led to, and may continue to lead to, additional legislative and regulatory requirements for the insurance industry and may increase the costs of doing business.

     The activities of TRM are subject to licensing requirements and regulation under the laws of New York and New Jersey. TRM's business depends on the validity of, and continued good standing under, the licenses and approvals pursuant to which it operates, as well as compliance with pertinent regulations.

     Licensing laws and regulations vary from jurisdiction to jurisdiction. In all jurisdictions, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of such regulations, conviction of crimes and the like. Possible sanctions which may be imposed include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines. In some instances, TRM follows practices based on its or its counsels' interpretations of laws and regulations, or those generally followed by the industry, which may prove to be different from those of regulatory authorities.

     If New York drastically increases the assessments TICNY is required to pay, our results of operations and financial condition will suffer.

     TICNY is subject to assessments in New York for various purposes, including the provision of funds necessary to fund the operations of the New York Insurance Department and the New York Security Fund, which pays covered claims under certain policies provided by impaired, insolvent or failed insurance companies. In 2004, our assessment for the New York Insurance Department was $556,000 and our New York Security Fund assessment was $435,000. These assessments are generally set based on an insurer's percentage of the total premiums written in New York State within a particular line of business. We are permitted to assess premium surcharges on workers' compensation policies that are based on statutorily enacted rates. However, assessments by the various workers' compensation funds have recently exceeded the permitted surcharges resulting in additional expenses of $1,143,000 in 2004. As of December 31, 2004 the liability for the various workers' compensation funds, which includes amounts assessed on workers' compensation policies was $1,839,000. This amount is expected to be paid over an eighteen month period ending June 30, 2006. As our company grows, our share of any assessments may increase. However, we cannot predict with certainty the amount of future assessments because they depend on factors outside our control, such as insolvencies of other insurance companies. Significant assessments could have a material adverse effect on our financial condition or results of operations.

     Our ability to meet ongoing cash requirements and pay dividends may be limited by our holding company structure and regulatory constraints.

     Tower is a holding company and, as such, has no direct operations of its own. Tower does not expect to have any significant operations or assets other than its ownership of the shares of its operating subsidiaries. Dividends and other permitted payments from our operating subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to our stockholders. TICNY and TNIC are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

     As of June 30,2005 the maximum amount of distributions that TICNY could pay to Tower without approval of the New York Insurance Department was $1.5 million. The inability of TICNY to pay dividends and other permitted payments in an amount sufficient to enable us to meet our cash requirements at the holding company level would have a material adverse effect on our operations and our ability to pay dividends to our stockholders. While we currently intend to pay dividends, if you require dividend income you should carefully consider these risks before relying on an investment in our company. For more information regarding restrictions on the payment of dividends.

     Although we have paid cash dividends in the past, we may not pay cash dividends in the future.

     We have a history of paying dividends to our stockholders when sufficient cash is available. We have paid dividends in the [first two quarters] of 2005, and we currently intend to pay dividends in the [remaining two quarters] of 2005. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability is restricted in the manner previously discussed in this section. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

                          Risks Related to Our Industry

     The threat of terrorism and military and other actions may adversely affect our investment portfolio and may result in decreases in our net income, revenue and assets under management.

     The threat of terrorism, both within the United States and abroad, and military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the equity markets in the United States, Europe and elsewhere, as well as loss of life, property damage, additional disruptions to commerce and reduced economic activity. Some of the assets in our investment portfolio may be adversely affected by declines in the equity markets and economic activity caused by the continued threat of terrorism, ongoing military and other actions and heightened security measures.

     We cannot predict at this time whether and the extent to which industry sectors in which we maintain investments may suffer losses as a result of potential decreased commercial and economic activity, or how any such decrease might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

     We can offer no assurances that terrorist attacks or the threat of future terrorist events in the United States and abroad or military actions by the United States will not have a material adverse effect on our business, financial condition or results of operations.

     Our results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance industry, which may cause the price of our securities to be volatile.

     The results of operations of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. Our profitability can be affected significantly by:

     o    competition;

     o rising levels of loss costs that we cannot anticipate at the time we price our products;

     o volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;

     o    changes in the level of reinsurance capacity and capital capacity;

     o changes in the amount of loss and loss adjustment expense reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities; and

     o fluctuations in equity markets and interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

     The supply of insurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Premium levels for many products have increased in recent years. However, beginning in the latter part of 2004, rates for property and casualty insurance products began to moderate, and for certain products, began to decrease due to increased levels of competition. A. M. Best estimates that industry wide growth in net premiums written in the homeowner's line slowed in 2003 and 2004, and is expected to slow further in 2005, while industry wide net premiums written in commercial lines grew significantly less in 2004 than in 2003 and are projected to decline slightly in 2005. The supply of insurance and reinsurance as measured by the amount of industry policyholders' surplus has increased and may continue to increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease further. Industry policyholders' surplus increased to record levels in 2004 to approximately $387.5 billion as projected by A.M. Best, a 9.5% increase over 2003. This additional underwriting capacity may result in increased competition from other insurers seeking to expand the types or amount of business they write or cause a shift in focus by some insurers to maintaining market share at the expense of underwriting discipline. These factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly, and we expect to experience the effects of such cyclicality. This cyclicality could have a material adverse effect on our results of operations and revenues, which may cause the price of our securities to be volatile.

               Risks Related to Our Common Stock and this Offering

     The price of our common stock may decrease after this offering.

     The trading price of shares of our common stock may decline for many reasons, some of which are beyond our control, including among others:

     o    quarterly variations in our results of operations;

     o changes in expectations as to our future results of operations, including financial estimates by securities analysts and investors;

     o    announcements by third parties of claims against us;

     o    changes in law and regulation;

     o results of operations that vary from those expected by securities analysts and investors; and

     o    future sales of shares of our common stock.

     Recently, stock prices of companies in the insurance industry have experienced substantial volatility as a result of ongoing investigations of the insurance industry and certain practices by the Attorney General of the State of New York, other state attorneys general, state insurance regulators and the Securities and Exchange Commission. These investigations began by focusing on compensation paid to brokers for producing business and anti-competitive practices by some insurers in connection with insurance premium quotes, and have more recently spread to include finite insurance and reinsurance agreements. The recent volatility in insurance industry stocks may continue for the foreseeable future and may affect the price of our stock regardless of our practices. These investigations concern an evolving area of the law, and we can give no assurance regarding its consequences for the industry or for us.

     Future sales of shares of our common stock may affect their market price and the future exercise of options and warrants may depress our stock price and will result in immediate and substantial dilution.

     We cannot predict what effect, if any, future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your shares at a time and price which you deem appropriate.

     As of the date of this prospectus, there are 19,774,892 shares of our common stock outstanding. Moreover, 308,985 additional shares of our common stock will be issuable upon the full exercise or conversion of outstanding vested options and 189,000 additional shares of common stock will be issuable upon exercise of a warrant issued to Friedman, Billings, Ramsey & Co., Inc. that became exercisable on October 29, 2005. In the event that any outstanding options or warrants are exercised, you will suffer immediate and substantial dilution of your investment.

     Applicable insurance laws may make it difficult to effect a change of control of our company.

     TICNY, our principal insurance company subsidiary, is domiciled in New York State. Before a person can acquire control of a New York insurance company, prior written approval must be obtained from the Superintendent of Insurance of the State of New York. Prior to granting approval of an application to acquire control of a New York insurer, the Superintendent of Insurance of the State of New York will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquirer's plans for the future operations of the domestic insurer and any anticompetitive results that may arise from the consummation of the acquisition of control. Pursuant to the New York insurance holding company statute, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contrast (except a commercial contract for goods or non-management services) or otherwise. Control is presumed to exist if any person directly or indirectly owns, controls or holds with the power to vote 10% or more of the voting securities of the company; however, the New York State Insurance Department, after notice and a hearing, may determine that a person or entity which directly or indirectly owns, controls or holds with the power to vote less than 10% of the voting securities of the company, "controls" the company. Because a person acquiring 10% or more of our common stock would indirectly control the same percentage of the stock of TICNY, the insurance change of control laws of New York would apply to such a transaction.

     Our subsidiary insurance company, TNIC, is domiciled in Massachusetts. Before a person can acquire control of a Massachusetts insurance company, prior written approval must be obtained from the Commissioner of Insurance of the Commonwealth of Massachusetts. Prior to granting approval of an application to acquire control of a Massachusetts insurer, the Commissioner of Insurance of Massachusetts, after notice and a hearing, will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquirer's plans for the future operations of the domestic insurer and any anticompetitive results that may arise from the consummation of the acquisition of control. Pursuant to the Massachusetts law, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract (except a commercial contract for goods or non-management services) or otherwise. Control is presumed to exist if any person directly or indirectly owns, controls or holds with the power to vote 10% or more of the voting securities of the company. Because a person acquiring 10% or more of our common stock would indirectly control the same percentage of the stock of TNIC the insurance change of control laws of Massachusetts would apply to such a transaction.

     These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

     A few large stockholders may be able to influence stockholder decisions, which may conflict with your interests as a stockholder.

     Immediately after this offering, Michael H. Lee, our Chairman of the Board, President and Chief Executive Officer, and members of his family will own beneficially shares representing approximately 14.5% of the voting power of our common stock on a diluted basis. As a result of their ownership position, these stockholders voting together may have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election and removal of directors and mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. This concentration of stock ownership may make it difficult for stockholders to replace management. Your interests as a stockholder may conflict with the interests of these stockholders and the trading price of shares of our common stock could be adversely affected.

     Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws and under the laws of the State of Delaware could impede an attempt to replace or remove our directors or otherwise effect a change of control of our company, which could diminish the value of our common stock.

     Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may entrench directors and make it more difficult for stockholders to replace directors even if the stockholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a stockholder might consider favorable. For example, these provisions may prevent a stockholder from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. In addition, Section 203 of the Delaware General Corporation Law may limit the ability of an "interested stockholder" to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of any class of our outstanding voting stock.

     Our amended and restated certificate of incorporation and amended and restated by-laws contain the following provisions that could have an anti-takeover effect:

     o election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

     o    stockholders have limited ability to remove directors;

     o stockholders have limited ability to call stockholder meetings and to bring business before a meeting of stockholders; and

     o our board of directors may authorize the issuance of preferred stock with such rights, powers and privileges as the board deems appropriate.

     These provisions may make it difficult for stockholders to replace management and could have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders might consider favorable.

                          CERTAIN IMPORTANT INFORMATION


     You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement relating to the offering, respectively, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

     In this prospectus:

     o references to the "Company," "we," "us" or "our" refer to Tower Group, Inc. and its subsidiaries, including Tower Insurance Company of New York, Tower National Insurance Company and Tower Risk Management Corporation and any other direct or indirect subsidiary, unless the context suggests otherwise; and

     o    references to "Tower" refer solely to Tower Group, Inc.

                       NOTE ON FORWARD-LOOKING STATEMENTS

     Some of the statements under "Company Overview," "Risk Factors" and elsewhere in this prospectus may include forward-looking statements that reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance sector in general. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words "expect," "intend," "plan," "believe," "project," "estimate," "may," "should," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors" and the following:

          o ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions;

          o developments that may delay or limit our ability to enter new markets as quickly as we anticipate;

          o increased competition on the basis of pricing, capacity, coverage terms or other factors;

          o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

          o    the effects of acts of terrorism or war;

          o developments in the world's financial and capital markets that adversely affect the performance of our investments;

          o changes in regulations or laws applicable to us, our subsidiaries, brokers or customers;

          o changes in the level of demand for our insurance and reinsurance products and services, including new products and services;

          o changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all;

          o changes in the percentage of our premiums written that we cede to reinsurers;

          o    decreased demand for our insurance or reinsurance products;

          o loss of the services of any of our executive officers or other key personnel;

          o    the effects of mergers, acquisitions and divestitures;

          o    changes in rating agency policies or practices;

          o changes in legal theories of liability under our insurance policies;

          o    changes in accounting policies or practices; and

          o changes in general economic conditions, including inflation, interest rates and other factors.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we project. Any forward-looking statements you read in this prospectus reflect our views as of the date of this prospectus with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. Before making an investment decision, you should specifically consider all of the factors identified in this prospectus that could cause actual results to differ.

                                 USE OF PROCEEDS

     All of our common stock offered hereby is being sold by the selling stockholder. We will not receive any of the proceeds from the sale of such stock in this offering.

                              SELLING STOCKHOLDERS

    The shares of our common stock that are being registered for sale under this prospectus were issued in connection with a private placement completed concurrently with our initial public offering in October 2004.

     The selling stockholder may from time to time offer and sell pursuant to this prospectus the number of shares of our common stock as are set forth opposite its name in the table below. The following table sets forth the name of the selling stockholder and the following information, based on information they have provided to us, as of [August 15], 2005:

          o the number and percentage of shares of our common stock beneficially owned by such selling stockholder;

          o the maximum number of shares that may be offered for sale by such selling stockholder under this prospectus; and

          o the number and percentage of shares beneficially owned by such selling stockholder, assuming all such shares are sold.

     The selling stockholder may offer all, some or none of the common stock shown in the table. Because the selling stockholder may offer some or some portion of the common stock, we have assumed for purposes of completing the last two columns that all shares of common stock offered hereby will have been sold by the selling stockholder upon termination of sales pursuant to this prospectus.

Name of Selling Stockholder        Beneficial Ownership    Shares to    Beneficial Ownership
                                  Prior to the Offering   be Offered     After the Offering
                                                            Hereby

                                    Number    Percentage (1)              Number    Percentage (1)
Friedman, Billings, Ramsey        689,100(2)       3.40%      500,000     189,100  *
Group, Inc.


---------------

* Less than 1%

(1) Calculated based on the number of share of common stock outstanding as of October 28,, 2005.

(2) Includes 100 shares held by Friedman, Billings, Ramsey & Co., Inc., an affiliate of the selling stockholder and includes a warrant to purchase 189,000 shares, exercisable on or after October 20, 2005, that is held by Friedman, Billings, Ramsey & Co., Inc.

                              PLAN OF DISTRIBUTION

     The selling stockholder, which for purposes of this prospectus includes any of its donees, transferees, pledgees, assignees and successors-in-interest, may sell, from time to time, any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

          o    privately negotiated transactions;

          o    short sales;

          o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholder and limit the timing of purchases and sales of any shares of common stock by the selling stockholder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell our securities short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may offer and sell, from time to time, the pledged shares.

     The selling stockholder may sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for itself or its customers. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Market makers and block purchasers that purchase the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock offered hereby will be sold by the selling stockholder.

     In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     In certain states, the applicable state securities laws will require a holder of shares desiring to sell its shares to sell its shares only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We are required to pay all fees and expenses incident to the registration of the shares offered hereby. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York.


                                     EXPERTS

     The audited consolidated financial statements of Tower and its subsidiaries included in this prospectus have been audited by Johnson Lambert & Co., independent registered public accountants, as stated in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon their authority as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 as amended by a post-effective amendment no. 1 to Form S-1 on Form S-3 with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these documents without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

     We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by, reported on, and with an opinion expressed by an independent accounting firm.

     Information about us is also available at our website at http://www.twrgrp.com. However, the information on our website is not a part of this prospectus.


                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus (other than any portion of such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

          o our annual report on Form 10-K for the year ended December 31, 2004, filed on March 22, 2005;

          o our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, filed on May 9, 2005 and August 12, 2005, respectively;

          o our current reports on Form 8-K filed on January 18, 2005, February 28, 2005, March 28, 2005, May 20, 2005, June 2, 2005,
               August 8, 2005 and August 26, 2005; and

          o    our 2005 Proxy Statement filed on April 18, 2005 on Form DEF 14A

          o the description of our common stock, $0.01 par value per share, contained in the Section entitled "Description of Registrant's Securities to be Registered" contained in our Amended Registration Statement on Form 8-A/A filed under the Exchange Act with the SEC on October 20, 2004 (File No. 000-50990) and incorporating by reference the information contained in our Registration Statement on Form S-1 (File No. 333-115310), including any amendment or report filed for the purpose of updating such description.

     Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Tower Group, Inc.,
Attn: Steven G. Fauth, 120 Broadway, 14th Floor, New York, New York 10271, telephone number 212-655-2000.

                                TOWER GROUP, INC.

                       [GRAPHIC OMITTED]TOWER
                                        GROUP
                                        COMPANIES

                                 500,000 Shares
                                  Common Stock
                             ----------------------


                                              , 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.        Other Expenses Of Issuance And Distribution.

     The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Nasdaq National Market and the National Association of Securities Dealers, Inc.

          Filing Fee--Securities and Exchange Commission..........    $ 879
          Filing Fee--National Association of Securities
          Dealers............]                                        2,246
          Fees and Expenses of Counsel...........................    30,000
          Fees and Expenses of Accountants.......................    17,000
          Miscellaneous Expenses.................................    15,000
                                                                 ---------------
          Total..................................................    65,125
                                                                 ===============

Item 15.        Indemnification Of Directors And Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitations of liability.

     The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.        Exhibits And Financial Statement Schedules.

               (a) Exhibits

Exhibit
Number    Description of Document
------    -------------------------
3.1 Amended and Restated Certificate of Incorporation of Tower Group, Inc., incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Amendment No. 2) (No. 333-115310) filed on July 23, 2004

Exhibit
Number    Description of Document
------    -------------------------
3.2 Amended and Restated By-laws of Tower Group, Inc., incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Amendment No. 2) (No. 333-115310) filed on July 23, 2004

4.1       Specimen Common Stock Certificate, incorporated by reference to
          Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Amendment No. 6) (No. 333-115310) filed on September 30, 2004

4.2 Purchase Agreement, dated as of June 30, 2001, by and between Tower Group, Inc. and PXRE Reinsurance Ltd., incorporated by reference to
          Exhibit 4.2 to the Company's Registration Statement on Form S-1 (Amendment No. 2) (No. 333-115310) filed on July 23, 2004

4.3 Warrant issued to Friedman, Billings, Ramsey & Co., incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

5.1       Opinion of LeBoeuf, Lamb, Greene & MacRae LLP

10.1 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Michael H. Lee, incorporated by reference to Exhibit
          10.1 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.2 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Steven G. Fauth, incorporated by reference to Exhibit
          10.2 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.3 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Francis M. Colalucci, incorporated by reference to
          Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.4 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Ian Drachman, incorporated by reference to Exhibit
          10.4 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.5 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Christian K. Pechmann, incorporated by reference to
          Exhibit 10.5 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.6 Employment Agreement, dated as of August 1, 2004, by and between Tower Group, Inc. and Joel Weiner, incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.7      2004 Long-Term Equity Compensation Plan, incorporated by reference to
          Exhibit 10.7 to the Company's Registration Statement on Form S-1 (Amendment No. 6) (No. 333-115310) filed on September 30, 2004

10.8 2001 Stock Award Plan, incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.9      2000 Deferred Compensation Plan, incorporated by reference to Exhibit
          10.9 to the Company's Registration Statement on Form S-1 (Amendment No. 6) (No. 333-115310) filed on September 30, 2004

10.10 Amended & Restated Declaration of Trust, dated as of May 15, 2003, by and between Tower Group, Inc., Tower Statutory Trust I and U.S. Bank National Association, incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.11 Indenture, dated as of May 15, 2003, by and between Tower Group, Inc. and U.S. Bank National Association, incorporated by reference to
          Exhibit 10.11 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.12 Guarantee Agreement, dated as of May 15, 2003, by and between Tower Group, Inc. and U.S. Bank National Association, incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

Exhibit
Number    Description of Document
------    -------------------------
10.13 Amended and Restated Trust Agreement, dated as of September 30, 2003, by and between Tower Group, Inc., JPMorgan Chase Bank, Chase Manhattan Bank USA, National Association and Michael H. Lee, Steven G. Fauth and Francis M. Colalucci as Administrative Trustees of Tower Group Statutory Trust II, incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.14 Junior Subordinated Indenture, dated as of September 30, 2003, by and between Tower Group, Inc. and JPMorgan Chase Bank, incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.15 Guarantee Agreement, dated as of September 30, 2003, by and between Tower Group, Inc. and JPMorgan Chase Bank, incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.16 Service and Expense Sharing Agreement, dated as of December 28, 1995, by and between Tower Insurance Company of New York and Tower Risk Management Corp., incorporated by reference to Exhibit 10.16 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.17 Real Estate Lease and amendments thereto, by and between Broadpine Realty Holding Company, Inc. and Tower Insurance Company of New York, incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 (Amendment No. 1) (No. 333-115310) filed on June 24, 2004

10.18 License and Services Agreement, dated as of June 11, 2002, by and between AgencyPort Insurance Services, Inc. and Tower Insurance Company of New York, incorporated by reference to Exhibit 10.18 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.19 Agreement, dated as of April 17, 1996, between Morstan General Agency, Inc. and Tower Risk Management Corp., incorporated by reference to
          Exhibit 10.19 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.20 Managing General Agency Agreement, dated January 1, 2002, by and between Virginia Surety Company and Tower Risk Management Corp., incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-1 (Amendment No. 1) (No. 333-115310) filed on June 24, 2004

10.21 General Agency Agreement by and among State National Insurance Company, Inc., Tower Insurance Company of New York and Tower Risk Management Corp., incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1 (Amendment No. 1) (No. 333-115310) filed on June 24, 2004

10.22 Quota Share Reinsurance Agreement, dated as of January 1, 2004, by and between Tower Insurance Company of New York and Converium Reinsurance (North America) Inc., incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.23 Quota Share Reinsurance Agreement, dated as of January 1, 2004, by and between Tower Insurance Company of New York, Tokio Millennium Re Ltd. and Hannover Reinsurance (Ireland) Ltd. and E+S Reinsurance (Ireland) Ltd., incorporated by reference to Exhibit 10.23 to the Company's Registration Statement on Form S-1 (Amendment No. 3) (No. 333-115310) filed on August 25, 2004

10.24     Amended and Restated Promissory Note, dated August 2, 2004, by Michael
          H. Lee in favor of Tower Risk Management, Inc., incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on Form S-1 (Amendment No. 6) (No. 333-115310) filed on September 30, 2004

10.25 Quota Share Reinsurance Agreement, dated as of October 1, 2003, by and between Tower Insurance Company of New York and Tokio Millennium Re Ltd., incorporated by reference to Exhibit 10.25 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

Exhibit
Number    Description of Document
------    -------------------------
10.26 Quota Share Reinsurance Agreement, dated as of January 1, 2003, by and between Tower Insurance Company of New York and PXRE Reinsurance Company and PMA Capital Insurance Company, incorporated by reference to Exhibit 10.26 to the Company's Registration Statement on Form S-1 (Amendment No. 1) (No. 333-115310) filed on June 24, 2004

10.27 Aggregate Excess of Loss Retrocession Agreement, dated as of January 1, 2004, by and between Converium Reinsurance (North America) Inc. and Tower Insurance Company of New York, incorporated by reference to
          Exhibit 10.27 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.28 Aggregate Excess of Loss Retrocession Agreement, dated as of January 1, 2004, by and between Hannover Reinsurance (Ireland) Ltd. and E+S Reinsurance (Ireland) Ltd. and Tower Insurance Company of New York, incorporated by reference to Exhibit 10.28 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.29 Excess of Liability Reinsurance Agreement dated as of January 1, 2004, by and between State National Insurance Company, Tower Insurance Company of New York and Tower Risk Management Corporation, incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on Form S-1 (No. 333-115310) filed on May 7, 2004

10.30 Commercial Renewal Rights Agreement, dated as of September 13, 2004, by and among OneBeacon Insurance Group LLC, each of the insurance company subsidiaries of OneBeacon Insurance Group LLC listed therein and Tower Group, Inc., incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Amendment No. 5) (No. 333-115310) filed on September 15, 2004

10.31 Addendum No. 1 to the Quota Share Reinsurance Agreement, effective January 1, 2004 by and between Tower Insurance Company of New York and Converium Reinsurance (North America) Inc., incorporated by reference to Exhibit 10.31 to the Company's Registration Statement on Form S-1 (Amendment No. 6) (No. 333-115310) filed on September 30, 2004

10.32 Addendum No. 1 to the Quota Share Reinsurance Agreement, effective January 1, 2004, by and between Tower Insurance Company of New York, Tokio Millenium Re Ltd. and Hannover Reinsurance (Ireland) Ltd. and E+S Reinsurance (Ireland) Ltd., incorporated by reference to Exhibit
          10.32 to the Company's Registration Statement on Form S-1 (Amendment No. 6) (No. 333-115310) filed on September 30, 2004

10.33 General Agency Agreement, effective October 1, 2004, by and among State National Insurance Company Inc., Tower Insurance Company of New York and Tower Risk Management Corp. (Equipment breakdown business) , incorporated by reference to Exhibit 10.33 to the Company's Annual Statement on Form 10-K (No. 000-50990) filed on March 22, 2005

10.34 General Agency Agreement, effective October 1, 2004, by and among State National Insurance Company Inc., Tower Insurance Company of New York and Tower Risk Management Corp. (Umbrella business), incorporated by reference to Exhibit 10.34 to the Company's Annual Statement on Form 10-K (No. 000-50990) filed on March 22, 2005

10.35 Excess of Liabilities Reinsurance Agreement, effective October 1, 2004, by and among State National Insurance Company Inc., Tower Insurance Company of New York and Tower Risk Management Corp. (Umbrella business), incorporated by reference to Exhibit 10.35 to the Company's Annual Statement on Form 10-K (No. 000-50990) filed on March 22, 2005

10.36 Stock purchase agreement by and among Tower Group, Inc., Lawrenceville Holdings, Inc. and MIIX Insurance Company in rehabilitation dated August 2, 2005*

21.1      Subsidiaries of the registrant*

23.1      Consent of Johnson Lambert & Co.

------------------------

     * Previously filed.

ITEM 17.       UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) or the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 1st day of November, 2005.

                      TOWER GROUP, INC.

                      By: /s/ Michael H. Lee
                          ------------------------------------------------------
                          Name:  Michael H. Lee
                          Title: Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of November, 2005.

           Signature                                Title                           Date
           ---------                                -----                           ----
        /s/ Michael H. Lee          Chairman of the Board, President and      November 1, 2005
--------------------------------           Chief Executive Officer
         Michael H. Lee                 (Principal Executive Officer)


        /s/ Michael H. Lee         Senior Vice President, Chief Financial     November 1, 2005
--------------------------------       Officer and Treasurer, Director
      Francis M. Colalucci              (Principal Financial Officer,
                                        Principal Accounting Officer)


        /s/ Michael H. Lee         Senior Vice President, General Counsel     November 1, 2005
--------------------------------           and Secretary, Director
        Steven G. Fauth

        /s/ Michael H. Lee                        Director                    November 1, 2005
--------------------------------
       Steven W. Schuster

        /s/ Michael H. Lee                        Director                    November 1, 2005
--------------------------------
        Charles A. Bryan

        /s/ Michael H. Lee                        Director                    November 1, 2005
--------------------------------
        Gregory T. Doyle

        /s/ Michael H. Lee                        Director                    November 1, 2005
--------------------------------
          Austin Young


                                      II-7